RESTRUCTURING SUPPORT AGREEMENT

     This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of August 15, 2007 (the "Agreement") by and among (i) Bally Total Fitness Holding Corporation, a Delaware corporation ("BTF"), and each of its affiliates that are debtors in the Chapter 11 Cases (collectively, "Bally"), (ii) Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund L.P. (collectively, the "Investors" or "Plan Support Parties"), (iv) each of the holders identified on Exhibit A hereto (each, a "Consenting Subordinated Noteholder") of Subordinated Notes, including Tennenbaum Capital Partners, LLC, and (v) each of the holders identified on Exhibit B hereto (each, a "Consenting Senior Noteholder"), who in the aggregate hold in excess of a majority of the Senior Notes. Bally, the Plan Support Parties, the Consenting Subordinated Noteholders, and the Consenting Senior Noteholders shall hereinafter be referred to as the "Parties."

                                 W H E R E A S :

     A. On July 31, 2007 (the "Petition Date"), BTF and certain of its Affiliates filed chapter 11 petitions under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (as amended, the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") in order to effectuate a financial and corporate restructuring of Bally (such chapter 11 cases, as more particularly defined in the Amended Plan, the "Chapter 11 Cases").

     B. Bally, the Consenting Subordinated Noteholders and the then-holders of a majority in principal amount of the Senior Notes are parties to that certain Restructuring Support Agreement dated as of June 15, 2007, (the "Prior Noteholder RSA"), pursuant to which each of the Consenting Subordinated Holders and the Senior Note holders signatory thereto agreed to vote all Senior Notes and/or Subordinated Notes beneficially owned by it or for which it is the nominee, investment manager, or advisor for beneficial holders thereof in favor of a joint prepackaged plan of reorganization described therein (the "Original Plan"), which plan of reorganization was filed with the Bankruptcy Court on the Petition Date.

     C. Section 5 of the Prior Noteholder RSA entitled Bally to solicit and consummate any higher and better Alternative Transaction (as defined in the Prior Noteholder RSA).

     D. Subsequently, and in accordance with the applicable provisions of the Prior Noteholder RSA, Bally determined to amend and restate the Original Plan on the terms and conditions set forth in the form of the First Amended Joint Prepackaged Plan of Reorganization, including all exhibits and schedules thereto, attached hereto as Exhibit C (as the same may be modified from time to time in accordance with the provisions hereof, thereof, the Investment Agreement, and the Subscription and Backstop Purchase Agreement, the "Amended Plan"), which Amended Plan is based on either (i) equity financing from the Investors or (ii) debt financing from the Consenting Subordinated Noteholders (or Affiliates thereof) and/or other applicable creditors. The Amended Plan provides the same or better treatment of the claims of each class of creditors and equity holders of Bally, and the Parties hereto believe that the modified treatment reflected in the Amended Plan is not adverse as compared with the Original Plan or the term sheet attached to the Prior Noteholder RSA..

     E. In furtherance of the Amended Plan and the restructuring contemplated therein (the "Restructuring"), concurrently with this Agreement, Bally and the Investors are entering into that certain Investment Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Investment Agreement") setting forth, among other things, the terms of the Investors' commitment to make capital contributions to the reorganized BTF as contemplated by the Amended Plan. The Parties' obligations under the Investment Agreement are subject to Bankruptcy Court approval.

     F. Bally has filed (i) a motion for an order authorizing Bally to enter into this Agreement and the Investment Agreement and approving the break-up fee and expense provisions included in the Investment Agreement (the "Approval Motion"), (ii) a motion for an order authorizing Bally pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019 (the "Section 1127(a) Motion") to modify their Original Plan in the form of the Amended Plan and finding that the Amended Plan does not adversely affect any class of creditors whose votes were solicited for the Original Plan and that the Amended Plan is deemed accepted by all creditors who have previously accepted the Original Plan, and (iii) a motion for an order authorizing Bally to assume the Prior Noteholder RSA (the "Assumption Motion").

     G. Subject to the terms and conditions set forth herein (including, without limitation, the Bankruptcy Court's entry of orders granting the Approval Motion and the Section 1127(a) Motion), each of the Consenting Subordinated Noteholders and the Consenting Senior Noteholders agrees that (i) the modifications reflected in the Amended Plan do not "adversely affect," within the meaning of Bankruptcy Rule 3019, the treatment of its claims as provided in the Original Plan, and (ii) its prior vote in favor of the Original Plan shall be deemed to be a vote in favor of the Amended Plan.

     H. Subject to the terms and conditions set forth herein, all Parties agree that they have no objection to confirmation of the Amended Plan without resolicitation of votes from any class of creditors under Bankruptcy Rule 3019 or Section 1127 of the Bankruptcy Code.

     I. The Parties desire to enter into this Agreement to further implement the Amended Plan and the Investment Agreement. Upon the effectiveness of this Agreement, this Agreement shall supersede in its entirety the Prior Noteholder RSA.

     J. The effectiveness of the Investment Agreement is conditioned upon the execution and delivery of this Agreement, which in turn is conditioned upon the entry of an order of the Bankruptcy Court approving the Parties' execution and delivery of, and performance under, this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Appendix to this Agreement.

2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the "Agreement Effective Date"): (a) all of the Parties shall have duly executed and delivered this Agreement; (b) the Investment Agreement has been duly executed by all of the parties thereto, and (c) on or before August 31, 2007, the Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to the Parties hereto, granting the Approval Motion (the "Approval Order"). The effectiveness of this Agreement shall not be conditioned upon the entry of any order granting the Assumption Motion or the
Section 1127(a) Motion.

3. Commitment of Plan Support Parties. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Amended Plan, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Amended Plan (in the form attached to the Agreement), each Plan Support Party shall:

     (a) not (i) object, on any grounds, to confirmation of the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), except to the extent that the terms of the Amended Plan to be confirmed are materially inconsistent with the terms contained in the Amended Plan (in form attached to this Agreement), or (ii) directly or indirectly seek, solicit, facilitate, support or encourage (x) any objection to the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), or (y) any Alternative Restructuring Proposal or any other transaction involving the sale or other disposition of all or substantially all of the Debtors' assets;

     (b) not take any other action (including, without limitation, initiating any legal proceeding) that is inconsistent with, or that would delay consummation of, the transactions embodied in the Amended Plan and the Definitive Documents; and

     (c) not otherwise fail to take any action, which inaction impedes or delays consummation of the Restructuring and the transactions contemplated by the Amended Plan and the Definitive Documents.

4. Commitment of Consenting Subordinated Noteholders. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Amended Plan, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Amended Plan (in the form attached to the Agreement), each of the Consenting Subordinated Noteholders (on behalf of themselves and their Affiliates solely in their capacity as Consenting Subordinated Noteholders)):

     (a) hereby (i) consent to the modifications to the Original Plan as reflected in the Amended Plan, and (ii) agree that its prior vote in favor the Original Plan shall be deemed to be a vote in favor of the Amended Plan;

     (b) shall not withdraw or revoke its vote in favor of the Amended Plan;

     (c) shall not (i) object, on any grounds, to confirmation of the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), except to the extent that the terms of the Amended Plan to be confirmed are materially inconsistent with the terms contained in the Amended Plan (in the form attached to this Agreement), which shall include, but not be limited to, the treatment of the Subordinated Notes, or (ii) directly or indirectly seek, solicit, support or encourage (x) any objection to the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), or (y) any Alternative Restructuring Proposal or any other transaction involving the sale or other disposition of all or substantially all of the Debtors' assets; and

     (d) shall not take any other action (including, without limitation, initiating any legal proceeding) that is inconsistent with, or that would delay consummation of, the transactions embodied in the Amended Plan and the Definitive Documents.

5. Commitment of Consenting Senior Noteholders. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Amended Plan, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Amended Plan (in the form attached to the Agreement), each of the Consenting Senior Noteholders (on behalf of themselves and their Affiliates):

     (a) hereby (i) consent to the modifications to the Original Plan as reflected in the Amended Plan, and (ii) agree that its prior vote in favor the Original Plan shall be deemed to be a vote in favor of the Amended Plan;

     (b) shall not withdraw or revoke its vote in favor of the Amended Plan;

     (c) shall not (i) object, on any grounds, to confirmation of the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), except to the extent that the terms of the Amended Plan to be confirmed are materially inconsistent with the terms contained in the Amended Plan (in the form attached to this Agreement), which shall include, but not be limited to, the treatment of the Senior Notes, or (ii) directly or indirectly seek, solicit, support or encourage (x) any objection to the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), (y) any Alternative Restructuring Proposal or any other transaction involving the sale or other disposition of all or substantially all of the Debtors' assets; and

     (d) shall not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would delay consummation of, the transactions embodied in the Amended Plan and the Definitive Documents.

6. Bally Commitment. Subject to the provisions of the Investment Agreement and the Subscription and Backstop Purchase Agreement, Bally shall use its commercially reasonable best efforts to (i) support and complete the transactions contemplated by the Amended Plan and the Definitive Documents, (ii) do all things reasonably necessary and appropriate in furtherance of the transactions contemplated by the Amended Plan and the Definitive Documents, including, without limitation (x) taking all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Amended Plan on or before September 20, 2007, and (y) taking all steps reasonably necessary and desirable to cause the effective date of the Amended Plan to occur on or before the Applicable Outside Date, (iii) obtain any and all required regulatory and/or third-party approvals for the transactions contemplated by the Amended Plan and the Definitive Documents, (iv) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring and the transactions contemplated by the Amended Plan and the Definitive Documents and (v) not otherwise fail to take any action, which inaction impedes or delays consummation of, the Restructuring and the transactions contemplated by the Amended Plan and the Definitive Documents. If the Harbinger Investment Effective Date Condition is not satisfied by the Applicable Outside Date, the Debtors shall remain obligated to consummate the Amended Plan on the basis of the $90 million Rights Offering so long as the Backstop Rights Offering Effective Date Condition has been or will be concurrently satisfied. Bally further agrees that (1) the Amended Plan may not be modified, revised, or otherwise changed in any manner with respect to the treatment of the Senior Notes or Subordinated Notes thereunder without the prior written consent of the Consenting Senior Noteholders or Consenting Subordinated Noteholders, respectively, and (2) the Amended Plan and the Investment Agreement may not be modified, revised, or otherwise changed or waived in any manner with respect to any material term without the prior written consent of the Consenting Senior Noteholders and the Consenting Subordinated Noteholders, which consent shall not be unreasonably withheld.

7. Termination.

     (a)  This Agreement may be terminated:

          i. by any Plan Support Party, upon (x) the termination of the Investment Agreement pursuant to Section 8.1(a), 8.1(b)(i), 8.1(b)(ii), 8.1(b)(v)(C), 8.1(b)(vi) (but only to the extent the conditions described therein prevent the satisfaction of both the Harbinger Investment Condition Effective Date and the Backstop Rights Offering Effective Date Condition), or 8.1(b)(viii) thereof or (y) the vacatur, reversal or material modification, on appeal or otherwise, of the Approval Order;

          ii. by any Consenting Subordinated Noteholder upon (x) the termination of the Subscription and Backstop Purchase Agreement in accordance with the provisions thereof, but only if any Plan Support Party has previously terminated this Agreement in accordance with the provisions hereof, or (y) the vacatur, reversal or material modification, on appeal or otherwise, of the Approval Order;

          iii. by Bally upon (x) the termination of the Investment Agreement pursuant to Section 8.1(a) or 8.1(c) thereof, (y) the termination of the Subscription and Backstop Purchase Agreement by Bally in accordance with the provisions thereof, but only if the Investment Agreement is no longer then in effect, or (z) the vacatur, reversal or material modification, on appeal or otherwise, of the Approval Order;

          iv. automatically, without any notice by any Party, upon the termination of both the Investment Agreement and the Subscription and Backstop Purchase Agreement in accordance with their respective terms;

          v. by any Party, if the Bankruptcy Court enters an order, in form and substance reasonably satisfactory to the Parties hereto, granting the Section 1127(a) Motion (the "Section 1127(a) Order") and the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on October 15, 2007;

          vi. by any Party, if the Bankruptcy Court does not enter the Section 1127 Order and the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on November 30, 2007;

          vii. by any Party other than Bally, if Bally unilaterally (1) withdraws the Plan, (2) moves to voluntarily dismiss any of the Chapter 11 Cases, (3) moves for conversion of any of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or (4) moves for appointment of an examiner with expanded powers pursuant to
               Section 1104 of the Bankruptcy Code in any of the Chapter 11
               Cases;

         viii. by any Party, if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under Chapter 7 of the Bankruptcy Code, or (3) Bally's exclusive right to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

          ix. by the Consenting Subordinated Noteholders, if the Subscription and Backstop Purchase Agreement is terminated, waived, or amended in any material respect and for any reason during the Chapter 11 Cases; or

          x. by any Party other than Bally, if there shall be a breach by Bally of any material representation, warranty, covenant, or agreement contained in this Agreement, including, but not limited to, Section 6 of this Agreement, which breach has not been cured by the earlier of (1) five Business Days after the giving of written notice by any Consenting Senior Noteholder or any Consenting Subordinated Noteholder to Bally of such breach and
               (2) the Applicable Outside Date.

     (b) The date on which any Party delivers a notice to the other Parties of the termination of this Agreement pursuant to the immediately preceding sentence, or, in the case of clause (iv) of the immediately preceding sentence, the date of the termination event described therein, shall be referred to as the "Termination Date."

     (c) In the event this Agreement is terminated by Bally in accordance with this (a)(iii)(x) of this Section, then this Agreement shall be terminated as between the Plan Support Parties, on the one hand, and Bally, the Consenting Subordinated Noteholders, and the Consenting Senior Noteholders, on the other hand, but shall remain in effect and be binding as between Bally, the Consenting Subordinated Noteholders, and the Consenting Senior Noteholders. In the event this Agreement is terminated by any Party in accordance with this Section, then this Agreement shall remain in effect and be binding as between and among the Parties that have not terminated this Agreement, subject to the right of such Parties to terminate this Agreement in accordance with this Section 7. To the extent this Agreement becomes no longer binding on the Plan Support Parties but remains binding as between Bally, the Consenting Subordinated Noteholders, and the Consenting Senior Noteholders, then Bally shall remain obligated to consummate the Amended Plan if and to the extent the Backstop Rights Offering Effective Date Condition is satisfied.

8. Transfer of Common Stock, Subordinated Notes, Senior Notes, or Other Claims. If, following execution of this Agreement by a Plan Support Party, Consenting Subordinated Noteholder, or Consenting Senior Noteholder, such Plan Support Party, Consenting Subordinated Noteholder, or Consenting Senior Noteholder hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a "Transfer") all or a part of the Common Stock, Subordinated Notes, Senior Notes, or any other claim held by such Plan Support Party, Consenting Subordinated Noteholder, or Consenting Senior Noteholder to any Person (each such Person, a "Transferee"), such Transferee must, as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit D (the "Assumption Agreement"). To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Plan Support Party, Consenting Subordinated Noteholder, or Consenting Senior Noteholder shall provide to Bally and counsel to the Plan Support Parties and the Ad Hoc Noteholder Committee Counsel (as defined below), a copy of the executed Assumption Agreement within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

9. Plan Support Party Representations. Each Plan Support Party severally and not jointly represents and warrants to each other Party that:

     (a) as of the date of this Agreement, it is the beneficial owner of the face amount of the Common Stock, or is the nominee, investment manager or advisor for beneficial holders of the Common Stock, as such Plan Support Party has represented in writing to counsel for Bally, which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Plan Support Party;

     (b) other than pursuant to this Agreement, such Common Stock is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party's performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

     (c) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

10. Consenting Subordinated Noteholder Representations. Each Consenting Subordinated Noteholder severally and not jointly represents and warrants to each of Bally, the Plan Support Parties, and the Consenting Senior Noteholders that:

     (a) as of the date of this Agreement, it is the beneficial owner of the face amount of the Subordinated Notes, or is the nominee, investment manager or advisor for beneficial holders of the Subordinated Notes, as such Consenting Subordinated Noteholder has represented in writing to counsel for the ad hoc committee of holders of Senior Notes and Subordinated Notes ("Ad Hoc Noteholder Committee Counsel"), which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Consenting Subordinated Noteholder;

     (b) other than pursuant to this Agreement, such Subordinated Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Consenting Subordinated Noteholder's performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

     (c) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

11. Consenting Senior Noteholder Representations. Each Consenting Senior Noteholder severally and not jointly represents and warrants to each of Bally, the Plan Support Parties, and the Consenting Subordinated Noteholders that:

     a) as of the date of this Agreement, it is the beneficial owner of the face amount of the Senior Notes, or is the nominee, investment manager or advisor for beneficial holders of the Senior Notes, as such Consenting Senior Noteholder has represented in writing to the Ad Hoc Noteholder Committee Counsel, which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Consenting Senior Noteholder;

     b) other than pursuant to this Agreement, such Senior Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind (other than standard restrictions or encumbrances with respect to prime brokerage accounts), that would adversely affect in any way such Consenting Senior Noteholder's performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

     c) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

12. Service on Official Committee. Notwithstanding anything herein to the contrary, if a Consenting Subordinated Noteholder or Consenting Senior Noteholder is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Consenting Subordinated Noteholder's or Consenting Senior Noteholder's exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Consenting Subordinated Noteholder or Consenting Senior Noteholder of any obligations to maintain its vote in favor of the Amended Plan; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Subordinated Noteholder or Consenting Senior Noteholder to serve on any official committee in the Chapter 11 Cases.

13. The Subscription and Backstop Purchase Agreement. Each of the Consenting Subordinated Noteholders agrees that any Backstop Commitment Fee (as defined in the Subscription and Backstop Purchase Agreement) owing to them shall be deferred and paid until the earlier of the effective date of the Amended Plan or the date of termination of this Agreement. In addition, Bally and the Consenting Subordinated Noteholders each agree that (i) the definition of Restructuring Support Agreement in the Subscription and Backstop Purchase Agreement is hereby amended to mean this Agreement, and (ii) the entry into and the effectiveness of this Agreement shall neither violate nor constitute material breaches of Sections 2.3(c), 2.3(d), 6(a), 7(a), or 8.10(d) of the Subscription and Backstop Purchase Agreement. Moreover, Section 2.3(d) of the Subscription and Backstop Purchase Agreement is hereby amended and restated as follows:

               "(d) Notwithstanding the terms of Section 2.3(c), (i) if the Plan is consummated on the basis of the satisfaction of the Backstop Rights Offering Effective Date Condition (as defined in the Plan), then upon the occurrence of the Effective Date of the Plan, each Backstop Provider's Backstop Commitment Fee will be automatically reduced by an amount equal to 4.0% of its Subscription Amount, and (ii) if the Plan is consummated on the basis of the satisfaction of the Harbinger Investment Offering Effective Date Condition (as defined in the Plan), then upon the occurrence of the Effective Date of the Plan, each Backstop Provider's Commitment Fee shall be paid in full without reduction. Subject to Section 2.3(c), this Agreement shall terminate and the Backstop Commitment Fee shall automatically become due and payable to each Backstop Provider that is not in material default under this Agreement or the Restructuring Support Agreement upon the earlier of the Effective Date or the termination of the Restructuring Support Agreement. If the Backstop Commitment Fee becomes payable, but the Plan is not consummated, the Company shall pay the Backstop Commitment Fee to each Backstop Provider in cash as an administrative expense under Section 503 of the Bankruptcy Code." Except as otherwise set forth in this Section, the Subscription and Backstop Purchase Agreement shall remain in full force and effect.

14. Cooperation. Bally shall, except (a) in an emergency where it is not reasonably practicable or (b) upon consent of counsel to the Plan Support Parties and the Ad Hoc Noteholder Committee Counsel, provide draft copies of all motions or applications and other documents Bally intends to file with the Bankruptcy Court to counsel for the Plan Support Parties and the Ad Hoc Noteholder Committee Counsel no later than three Business Days prior to the date when Bally intends to file any such document and shall consult in good faith with counsel to the Plan Support Parties and the Ad Hoc Noteholder Committee Counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.

15. Party Representations. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

16. Entire Agreement. This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party or any Consenting Subordinated Noteholder shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided, further, that the Parties shall enter into various definitive documents upon the effective date of the Amended Plan to give effect to the transactions contemplated in this Agreement.

17. Survival of Agreement. Each of the Parties acknowledges and agrees that upon entry of the Approval Order, (a) the rights granted in this Agreement are enforceable by each signatory hereto without further approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Bally hereby waives its right to assert a contrary position in the Bally bankruptcy cases, if any, with respect to the foregoing.

18. Acquisition of Additional Common Stock, Subordinated Notes, or Senior Notes. This Agreement shall in no way be construed to preclude any Plan Support Party, Consenting Subordinated Noteholders, or Consenting Senior Noteholder from acquiring additional Common Stock, Subordinated Notes, or Senior Notes, respectively; provided, however, that any such additional Common Stock, Subordinated Notes, or Senior Notes automatically shall be deemed to be subject to the terms of this Agreement. Parties shall notify counsel for the Plan Support Parties and the Ad Hoc Noteholder Committee Counsel, in writing, of any Common Stock, Subordinated Notes, or Senior Notes acquired by it within three Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

19. [Intentionally Omitted]

20. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party's rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

22. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Bally, the Consenting Subordinated Noteholders, the Consenting Senior Noteholders, and each Plan Support Party.

23. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

24. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

25. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties, the Consenting Subordinated Noteholders, and the Consenting Senior Noteholders under this Agreement shall be several, not joint. In this regard, it is understood and agreed that any Plan Support Party, Consenting Subordinated Noteholder, or Consenting Senior Noteholders may, subject to compliance with paragraphs 7 and 16 of this Agreement, trade in the Common Stock, the Subordinated Notes, the Senior Notes, or other debt or equity securities of Bally and its Subsidiaries without the consent of any other Party hereto, subject to applicable securities laws and orders of the Bankruptcy Court. No Party shall have any responsibility for any such trading by any other Party by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties or among or between the Consenting Subordinated Noteholders or among or between the Consenting Senior Noteholders shall in any way affect or negate this understanding and agreement.

26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state's choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

27. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile or electronic transmission or mailed (first class postage prepaid) to the parties at the following addresses, email addresses, or facsimile numbers:

     If to a Plan Support Party, to the address set forth beneath such Plan Support Party's name below, with a copy to:

     Kasowitz, Benson, Torres & Friedman LLP
     1633 Broadway
     New York, New York 10019
     Attention:  Andrew K. Glenn (aglenn@kasowitz.com)
     Tel:  (212) 507-1700
     Fax:  (212) 507-1800

     Kramer Levin Naftalis & Frankel LLP
     1177 Avenue of the Americas
     New York, New York 10036
     Attn:  Shari K. Krouner, Esq. (skrouner@kramerlevin.com)
     Tel:  (212) 715-9222
     Fax: (212) 715-8000

     If to a Consenting Subordinated Noteholder or Consenting Senior Noteholder, to the address set forth beneath such Consenting Subordinated Noteholder's or Consenting Senior Noteholder's name below, with a copy to:

     Akin Gump Strauss Hauer & Feld LLP
     590 Madison Avenue
     New York, NY 10022
     Attn:  Daniel Golden, Esq. (dgolden@akingump.com)
     Attn:  David Botter, Esq. (dbotter@akingump.com)
     Facsimile:  (212) 872-1002

     If to Bally:

     Bally Total Fitness Holding Corporation
     8700 West Bryn Mawr Avenue
     Chicago, IL  60631
     Attn:    Marc D. Bassewitz
     Facsimile:  (773) 399-0126

     with a copy to:

     Latham & Watkins LLP
     Sears Tower, Suite 5800
     233 South Wacker Drive
     Chicago, IL  60606
     Attn:    Mark D. Gerstein, Esq. (mark.gerstein@lw.com)
     Attn:    David S. Heller, Esq. (david.heller@lw.com)
     Facsimile:  (312) 993-9767

28. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

29. Not a Solicitation. This Agreement does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.

30. Prior Noteholder RSA. This Agreement shall supercede the Prior Noteholder RSA, and accordingly, upon the effectiveness of this Agreement, the Prior Noteholder RSA shall no longer be effective.

31. Confidentiality. Each Party to this Agreement hereby agrees to keep confidential the names of the Consenting Senior Noteholders, except to the extent required by applicable law or at the direction of the Bankruptcy Court.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, Bally, the Plan Support Parties, the Consenting Subordinated Noteholders, and the Consenting Senior Noteholders have executed this Agreement as of the date first written above.



                                 BALLY TOTAL FITNESS HOLDING CORPORATION


                                 By: _____________________________________
                                     Name:
                                     Title:


                                 On behalf of the Subsidiary Guarantors listed on Exhibit E hereto:


                                 By: _____________________________________
                                     Name:
                                     Title:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Subordinated Noteholder.


                                 CONSENTING SUBORDINATED NOTEHOLDER:


                                 ______________________________


                                 By:___________________________
                                 Name:
                                 Title:
                                 Address:
                                         ______________________
                                         ______________________
                                         ______________________
                                         Facsimile No.:
                                         Attn.:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Senior Noteholder.

                                 CONSENTING SENIOR  NOTEHOLDER:


                                 ______________________________


                                 By:___________________________
                                 Name:
                                 Title:
                                 Address:
                                         ______________________
                                         ______________________
                                         ______________________
                                         Facsimile No.:
                                         Attn.:

                                 PLAN SUPPORT PARTIES:

                                 HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

                                 By: Harbinger Capital Partners Offshore
                                     Manager, L.L.C., as investment manager


                                 By:___________________________
                                 Name:
                                 Title:
                                 Address:
                                         ______________________
                                         ______________________
                                         ______________________
                                         Facsimile No.:
                                         Attn.:



                                 HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

                                 By: Harbinger Capital Partners Special
                                     Situations GP, LLC, as general partner


                                 By:___________________________
                                 Name:
                                 Title:
                                 Address:
                                         ______________________
                                         ______________________
                                         ______________________
                                         Facsimile No.:
                                         Attn.:

                            Appendix - Defined Terms


The following terms shall have the following definitions:

"Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding this definition or any other provision in this Agreement, any and all obligations of Goldman Sachs & Co. under this Agreement shall be limited solely to its High Yield Distressed Investing Desk and the Bank Loan Distressed Investing Desk.

"Alternative Restructuring Proposal" shall mean any formal letter of intent, proposal or offer from any Person (other than the Investors) relating to any Alternative Restructuring Transaction.

"Alternative Restructuring Transaction" shall mean direct or indirect restructuring, reorganization, recapitalization, or acquisition (regardless of form and whether in a single transaction or a series of related transactions) relating to Bally other than any direct or indirect restructuring, reorganization, recapitalization or acquisition contemplated by the Amended Plan. For the avoidance of doubt, an Alternative Restructuring Transaction shall not include any restructuring, reorganization or acquisition contemplated by (i) the Amended Plan on the basis of the satisfaction of the Backstop Rights Offering Effective Date Condition or (ii) any other Excluded Restructuring (as defined in the Investment Agreement).

"Applicable Outside Date" shall have the meaning given such term in the Amended Plan.

"Backstop Rights Offering Effective Date Condition" shall have the meaning given such term in the Amended Plan.

 "Bankruptcy Code" means title 11 of the United States Code.

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

"Chapter 11 Cases" means the voluntary chapter 11 proceedings to be commenced by the Filing Entities for the principal purpose of consummating the Amended Plan.

"Consenting Subordinated Noteholder Plan Transactions" means those transactions contemplated by the Amended Plan (or any related exhibits or schedules) in the event the Amended Plan is consummated on the basis of the satisfaction of the Backstop Rights Offering Effective Date Condition, and not the Harbinger Investment Effective Date Condition.

"Common Stock" means common stock in BTF.

"Definitive Documents" means the Investment Agreement, the Subscription and Backstop Purchase Agreement, the Disclosure Statement, the Amended Plan, the DIP Financing, the Exit Financing, and all related documents, exhibits, annexes, and schedules, as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof, reflecting the transactions embodied in the Amended Plan, which documents shall contain terms (i) substantially in accordance with the terms set forth in the Amended Plan and
(ii) with respect to terms not set forth in, and not inconsistent with, the Amended Plan, reasonably acceptable to each of the Plan Support Parties and the Consenting Subordinated Noteholders, which acceptance shall not be unreasonably withheld or delayed; provided that (x) the consent of the Plan Support Parties shall not be required with respect to the documents evidencing or directly relating to the DIP Financing; provided, however, the DIP Financing may not be amended, restated, supplemented or otherwise modified if such amendment, restatement, supplement or other modification would be materially adverse to the Company, the Debtors or Reorganized Bally, without the consent of the Investors and the Majority Consenting Subordinated Noteholders, such consent not to be unreasonably withheld. and (y) any documents relating to the Investor Plan Transactions shall not be subject to the consent or approval of the Consenting Subordinated Noteholders, and any documents relating to the Consenting Subordinated Noteholder Plan Transactions shall not be subject to the consent or approval of the Plan Support Parties.

"DIP Financing" means the debtor in possession financing provided to Bally and contemplated by the DIP Credit Agreement (as defined in the Amended Plan).

"Disclosure Statement" means the disclosure statement in respect of the Original Plan describing, among other things, the transactions contemplated by the Original Plan.

"Exit Financing" means that certain exit financing contemplated by the New Credit Agreement (as defined by the Amended Plan).

"Harbinger Investment Effective Date Condition" shall have the meaning given such term in the Amended Plan.

"Investment Agreement" has the meaning set forth in the Recitals.

"Investor Plan Transactions" means those transactions contemplated by the Amended Plan (or any related exhibits or schedules) in the event the Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition, and not the Backstop Rights Offering Effective Date Condition.

"Investors" means, collectively, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P.

"Majority Consenting Subordinated Noteholder" means holders of at least 50% in principal amount of the Subordinated Notes held by the Consenting Subordinated Noteholders

"Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

"Plan Support Parties", and each individually, a "Plan Support Party", means the Investors.

"Rights Offering" means that certain rights offering made by BTF to holders of the Subordinated Notes to acquire up to $90 million of new senior subordinated notes to be issued by reorganized BTF, which will only be consummated in the event the Backstop Rights Offering Effective Date Condition is satisfied.

"Subscription and Backstop Purchase Agreement" means the agreement (as amended or modified) executed by Bally and the Backstop Purchasers, which, among other things, commits the Backstop Purchasers to backstop the Rights Offering.

                                    Exhibit A

                   List of Consenting Subordinated Noteholders
                   -------------------------------------------

                                    Exhibit B

                      List of Consenting Senior Noteholders
                      -------------------------------------

                                    Exhibit C

                         Amended Plan of Reorganization
                         ------------------------------

                                    Exhibit D

                              Assumption Agreement
                              --------------------


     Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified or supplemented from time to time, the "Restructuring Support Agreement") among Bally Total Fitness Holding Corporation, the Bally Subsidiaries and the shareholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [_____] (as defined in the Restructuring Support Agreement), the undersigned ______________ (the "Transferee"), hereby agrees to become bound by the terms, conditions and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Restructuring Support Agreement as of the date thereof.

     IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

     Date:  __________, 200[_]


_____________________________________      _____________________________________
Name of Transferor                         Name of Transferee


_____________________________________      _____________________________________
Authorized Signatory of Transferor         Authorized Signatory of Transferee


_____________________________________      _____________________________________
(Type or Print Name and Title of           (Type or Print Name and Title of
Authorized Signatory)                      Authorized Signatory)


                                           Address of Plan Support Party:

                                           _____________________________________
                                           _____________________________________
                                           _____________________________________

                                           Attn:________________________________
                                           Tel:_________________________________
                                           Fax:_________________________________
                                           Email:_______________________________

                                    Exhibit E

                          List of Subsidiary Guarantors
                          -----------------------------


                               BALLY FITNESS FRANCHISING, INC.
                               BALLY FRANCHISE RSC, INC.
                               BALLY FRANCHISING HOLDINGS, INC.
                               BALLY TOTAL FITNESS CORPORATION
                               BALLY TOTAL FITNESS HOLDING CORPORATION
                               BALLY TOTAL FITNESS INTERNATIONAL, INC.
                               BALLY TOTAL FITNESS OF MISSOURI, INC.
                               BALLY TOTAL FITNESS OF TOLEDO, INC.
                               BALLY REFS WEST HARTFORD, LLC
                               BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC. BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC. GREATER PHILLY NO. 1 HOLDING COMPANY
                               GREATER PHILLY NO. 2 HOLDING COMPANY
                               HEALTH & TENNIS CORPORATION OF NEW YORK
                               HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
                               BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC. BALLY TOTAL FITNESS OF COLORADO, INC.
                               BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
                               HOLIDAY/ SOUTHEAST HOLDING CORP.
                               BALLY TOTAL FITNESS OF CALIFORNIA, INC.
                               BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC. BTF/CFI, INC.
                               BALLY TOTAL FITNESS OF GREATER NEW YORK, INC. JACK LA LANNE HOLDING CORP.
                               BALLY SPORTS CLUBS, INC.
                               NEW FITNESS HOLDING CO., INC.
                               NYCON HOLDING CO., INC.
                               BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
                               BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
                               RHODE ISLAND HOLDING COMPANY
                               BALLY TOTAL FITNESS OF THE MIDWEST, INC.
                               BALLY TOTAL FITNESS OF MINNESOTA, INC.
                               TIDELANDS HOLIDAY HEALTH CLUBS, INC.
                               U.S. HEALTH, INC.
                               BALLY TOTAL FITNESS FRANCHISING, INC.





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